Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

PATRICK INDUSTRIES, INC.,

an Indiana corporation,

NORTH AMERICAN FOREST PRODUCRS, INC.,

an Indiana corporation,

NORTH AMERICAN MOULDING, LLC,

an Indiana limited liability company

the SHAREHOLDERS and MEMBER party hereto

and

John R. Wiley II
as Shareholders’ and Member’s Representative

effectively dated

September 1, 2015

i

 ii

 iii

ASSET PURCHASE AGREEMENT

List of Exhibits and Schedules

Exhibits

Exhibit A GAAP Exceptions

Exhibit B Form Bill of Sale

Exhibit C Form of Assignment & Assumption Agreement

Exhibit D Form of Intellectual Property Assignment Agreement

Schedules (“Disclosure Schedules”)

Disclosure Schedule, Section 2.1(c)	Assigned Contracts
Disclosure Schedule; Section 2.2(d)	Excluded Assets
Disclosure Schedule; Section 2.3(c)	Assumed Liabilities
Disclosure Schedule; Section 3.2(a)	Prepaid Expenses
Disclosure Schedule; Section 3.4(a)	GSP
Disclosure Schedule; Section 3.6	Allocation of Consideration
Disclosure Schedule; Section 3.7	Warranty Claims
Disclosure Schedule; Section 5.1	Qualified Jurisdictions of Sellers
Disclosure Schedule; Section 5.3	Exceptions to No Conflicts; Consent
Disclosure Schedule; Section 5.6(s)	Absence of Change
Disclosure Schedule; Section 5.7(a)	Material Contracts
Disclosure Schedule; Section 5.8	Permitted Encumbrances
Disclosure Schedule; Section 5.9	Exceptions to Condition and Sufficiency of Assets
Disclosure Schedule; Section 5.10(b)	Leased Real Property
Disclosure Schedule; Section 5.11(a)	Intellectual Property Registrations and Assets
Disclosure Schedule; Section 5.11(b)	Intellectual Property Agreements
Disclosure Schedule; Section 5.11(c)	Exceptions to Ownership of Intellectual Property Registrations and Assets
Disclosure Schedule; Section 5.12	Inventory
Disclosure Schedule; Section 5.13	Accounts Receivable
Disclosure Schedule; Section 5.14(a)	Material Customers; Exceptions
Disclosure Schedule; Section 5.14(b)	Material Suppliers; Exceptions
Disclosure Schedule; Section 5.15	Insurance Policies; Claims; Exceptions
Disclosure Schedule; Section 5.16(a)	Legal Proceedings
Disclosure Schedule; Section 5.16(b)	Governmental Orders
Disclosure Schedule; Section 5.17(a)	Compliance with All Laws
Disclosure Schedule; Section 5.17(b)	Permits
Disclosure Schedule; Section 5.18(b)	Environmental Permits
Disclosure Schedule; Section 5.18(e)	Storage Tanks

 i

Disclosure Schedule; Section 5.18(f)	Hazardous Materials
Disclosure Schedule; Section 5.18(h)	Environmental Reports
Disclosure Schedule; Section 5.18(j)	Environmental Attributes
Disclosure Schedule; Section 5.19(a)	Employee Benefit
Disclosure Schedule; Section 5.19(c)	Exceptions to Multiemployer Plan; Exceptions to Qualified Benefit Plans
Disclosure Schedule; Section 5.19(f)	Exceptions to No Post-Termination or Retiree Welfare Benefits
Disclosure Schedule; Section 5.19(g)	Exceptions to No Action Relating to Benefit Plan
Disclosure Schedule; Section 5.20(a)	Employees
Disclosure Schedule; Section 5.20(b)	Unions
Disclosure Schedule; Section 5.20(c)	Actions
Disclosure Schedule; Section 5.21	Taxes
Disclosure Schedule; Section 6.3	Consents
Disclosure Schedule; Section 6.6	Legal Proceedings

 ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of September 1, 2015, is entered into by and among PATRICK INDUSTRIES, INC., an Indiana corporation (“Buyer”), North American Forest Products, Inc., an Indiana corporation (“NAFP”), North American Moulding, LLC, an Indiana limited liability company (“NAM,” and with NAFP, each individually and collectively "Sellers"), the Shareholders (as defined in Article 1), the Member (as defined in Article 1), and John R. Wiley II, an individual Shareholder (the “Shareholders’ and Member’s Representative”) solely for the purposes of complying with § 10.2 Notices.

RECITALS

A.     Sellers desire to sell to Buyer for the consideration and on the terms and subject to the conditions set forth in this Agreement the Purchased Assets (as defined in Article 1 herein) used by each of NAFP and NAM in the operation of the business of each entity, including, but not limited to use in the engineering, manufacturing, sale and distribution of wood products, profile wraps, custom moulding, laminated panels and raw panels to various industries, included among them the recreational vehicle, manufactured housing, mobile office, packaging, kitchen and retail industries and markets (individually and collectively, the “Business”).

B.     Buyer has agreed to acquire from Sellers the Purchased Assets and assume the Assumed Liabilities (as hereinafter defined), for the consideration and on the terms and subject to the conditions set forth in this Agreement.

C.     Buyer desires to lease the Leased Real Property that Sellers are currently leasing from North American Associates, Inc., The Wiley Company, Beck Real Estate Corporation and Midwest Timber Inc. and Buyer desires to enter into employment agreements with the Key Executives.

D.     The Shareholders collectively own all of the issued and outstanding capital stock of NAFP and NAFP owns all the issued and outstanding membership units of NAM and the Shareholders and Member have agreed to join in this Agreement for the purpose of making certain representations, warranties, consents, covenants and indemnifications, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. - DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Accounts Receivable" has the meaning set forth in Section 2.1(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Assigned Contracts" has the meaning set forth in Section 2.1(c).

"Assignment and Assumption Agreement" has the meaning set forth in Section 4.2(a)(ii).

"Assignment and Assumption of Lease" has the meaning set forth in Section 4.2(a)(iv).

"Assumed Liabilities" has the meaning set forth in Section 2.3.

"Audited Financial Statements" has the meaning set forth in Section 5.4.

"Balance Sheet" has the meaning set forth in Section 5.4.

"Balance Sheet Date" has the meaning set forth in Section 5.4.

"Basket" has the meaning set forth in Section 9.4(a).

"Benefit Plan" has the meaning set forth in Section 5.19(a).

"Bill of Sale" has the meaning set forth in Section 4.2(a)(i).

"Books and Records" has the meaning set forth in Section 2.1(k).

"Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Elkhart, Indiana are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Closing Certificate" has the meaning set forth in Section 8.3(f).

"Buyer Indemnitees" has the meaning set forth in Section 9.2.

"Buyer's Accountants" means Crowe Horwath LLP (“Crowe”).

"Cap" has the meaning set forth in Section 9.4(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 4.1.

"Closing Date" has the meaning set forth in Section 4.1.

"Closing Working Capital" means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Direct Claim" has the meaning set forth in Section 9.5(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Attributes" means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with Sellers or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Excluded Liabilities" has the meaning set forth in Section 2.4.

"Financial Statements" has the meaning set forth in Section 5.4.

"GAAP" means United States generally accepted accounting principles except as disclosed on Exhibit A.

“GSP” is a US trade preference program. Established by the Trade Act of 1974, GSP promotes economic development by eliminating duties on up to 5,000 types of products when imported from one of 122 designated beneficiary countries and territories.

On June 29, 2015, the President signed the Trade Preferences Extension Act of 2015. Title II of the Act authorizes GSP through December 31, 2017 and makes GSP retroactive to July 31, 2013. As provided in the Act, duty-free treatment of GSP eligible imports will become effective 30 days after enactment (July 29, 2015).

As the GSP program was renewed retroactively, GSP will reimburse U.S. importers for tariffs paid on eligible products during the gap period. Importers should be advised that duties collected may take up to 90 days after liquidation or reliquidation of entries to process and refund retroactively.

"Government Contracts" has the meaning set forth in Section 5.7(a)(viii)

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" has the meaning set forth in Section 9.5.

"Indemnifying Party" has the meaning set forth in Section 9.5.

"Insurance Policies" has the meaning set forth in Section 5.15.

"Intellectual Property" means, to the extent assignable, all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Sellers, individually or collectively, is a party, beneficiary or otherwise bound.

"Intellectual Property Assets" means all Intellectual Property that is owned by Sellers and used in or necessary for the conduct of the Business as currently conducted.

"Intellectual Property Assignments" has the meaning set forth in Section 4.2(a)(iii).

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Interim Balance Sheet" has the meaning set forth in Section 5.4.

"Interim Balance Sheet Date" has the meaning set forth in Section 5.4.

"Interim Financial Statements" has the meaning set forth in Section 5.4.

"Inventory" has the meaning set forth in Section 2.1(b).

“Key Executives” means the following individuals, John R. Wiley II (a/k/a Bob Wiley), Brett Lamont and Andrew Clark (a/k/a Drew Clark):

"Knowledge of Sellers or Sellers’ Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Sellers, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Leased Real Property" has the meaning set forth in Section 5.10(b).

"Leases"  has the meaning set forth in Section 5.10(b).

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change, prior to Closing, that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 5.3 and Section 7.7; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

"Material Contracts" has the meaning set forth in Section 5.7(a).

"Material Customers" has the meaning set forth in Section 5.14(a).

"Material Suppliers" has the meaning set forth in Section 5.14(b).

"Multiemployer Plan" has the meaning set forth in Section 5.19(c).

"Non-U.S. Benefit Plan" has the meaning set forth in Section 5.19(a)

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 5.8(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Purchase Price" has the meaning set forth in Article III.

"Purchased Assets" has the meaning set forth in Section 2.1.

"Qualified Benefit Plan" has the meaning set forth in Section 5.19(c).

"Real Property" means, the Leased Real Property.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all shareholders, directors, officers, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Business" means a manufacturer and distributor of wood products, profile wraps, custom mouldings, laminated panels and raw panels to the recreational vehicle, manufactured housing, mobile office, packaging, industrial, cabinet and retail markets.

"Restricted Period" has the meaning set forth in Section 7.6(a).

"Sellers" has the meaning set forth in the preamble.

"Sellers’ Closing Certificate" has the meaning set forth in Section 8.2(i).

"Sellers’ Indemnitees" has the meaning set forth in Section 9.3.

"Sellers’ Accountants" means McGladrey LLP.

“Shareholder” and “Shareholders” means each and all of John R. Wiley II, Mark A. McDowell, the Brett E. Lamont Trust, Brett E. Lamont as Trustee, Ronald M. Hardin, Andrew J. Clark, the Chad Bosscher Trust, Chad Bosscher, Trustee.

“Shareholders’ and Member’s Representative” means John R. Wiley II.

"Tangible Personal Property" has the meaning set forth in Section 2.1(e).

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means Indiana, Michigan, Ohio and Illinois.

"Third Party Claim" has the meaning set forth in Section 9.5(a).

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, and the other agreements, instruments and documents required to be delivered at the Closing.

"Union" has the meaning set forth in Section 5.20(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

"Working Capital Holdback" means the sum of $800,000 withheld by the Buyer until the Final Closing Statement is Delivered and finalized upon written certification by both Buyer and Seller.

ARTICLE II - THE TRANSACTION

Section 2.1     Transfer of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:

(a)     all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing ("Accounts Receivable"); provided, however, that NAFP or NAM, as the case may be, shall repurchase all such Accounts Receivable, that were more than ninety (90) days outstanding at Closing, and are not collected within one hundred eighty (180) days after Closing. Said amount shall be paid in cash by Seller within fourteen (14) days of receipt from Buyer of notice that said Accounts Receivable have not been collected.;

(b)     all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories valued at the lower of cost or market in accordance with GAAP ("Inventory"); provided, however, that Inventory shall not include any slow moving or obsolete items;

(c)     all Contracts, including Intellectual Property Agreements, set forth on Section 2.1(c) of the Disclosure Schedules (the "Assigned Contracts");

(d)     all Intellectual Property Assets;

(e)     all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the "Tangible Personal Property");

(f)     all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 5.17(b) and Section 5.18(b) of the Disclosure Schedules;

(g)     all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(i)     all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)     all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k)     originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records"); and

(l)     all goodwill and the going concern value of the Business.

Section 2.2     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

(a)     cash and cash equivalents;

(b)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(c)     all Benefit Plans and assets attributable thereto;

(d)     the assets, properties and rights specifically set forth on Section 2.2(d) of the Disclosure Schedules; and

(e)     the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.3     Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the "Assumed Liabilities"), and no other Liabilities:

(a)     all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(b)     all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing; and

(c)     those Liabilities of Sellers set forth on Section 2.3(c) of the Disclosure Schedules.

Section 2.4     Excluded Liabilities. Except as expressly set forth in Section 2.3, Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, Seller, the Member or any affiliate of Seller or the Member, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent or absolute, or otherwise (“Excluded Liabilities”). Without limiting the foregoing, Buyer shall not assume, undertake or accept, and shall have no responsibility with respect to, debts, liabilities and obligations related to or arising from the ownership or use of the Purchased Assets or operation of the Business prior to Closing, including any liability or obligation related to or arising from ownership or use of the Facility prior to Closing (the “Excluded Obligations”). The Sellers shall take any and all reasonable lawful actions which may be necessary to prevent any person, firm or governmental authority from having recourse against the Business or any of the Purchased Assets or against the Buyer, as transferee thereof, with respect to any Excluded Obligations.

ARTICLE III – CONSIDERATION

Section 3.1     Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid to the Sellers for the Business and the Purchased Assets shall be Eighty Five Million Dollars ($85,000,000) subject to adjustment as provided below. At the Closing, against delivery to the Buyer of appropriate instruments of transfer, conveyance and assignment with respect to the Purchased Assets, Buyer shall pay to Seller the sum of the Accounts Receivable Value, the Inventory Value, Prepaid Expense Value, the Fixed Asset Value. The Purchase Price shall be payable as follows:

(a)     Seventy-Nine Million Six Hundred Seventy-Nine Thousand Twenty-Six Dollars ($79,679,026), in immediately available funds (the “Cash Portion of the Purchase Price”);

(b)     Eight Hundred Thousand Dollars ($800,000) (“Working Capital Holdback”) shall be retained by Buyer and applied to the adjustment amounts provided for by Section 3.2; provided that any amount remaining following all of such final adjustments shall be paid to Sellers on or prior to the fifth (5th) business day following such final determination;

(c)     Three Million Six Hundred Twenty Thousand Nine Hundred Seventy-Four Dollars ($3,620,974) shall be retained by Buyer as the GSP Liability pursuant and subject to adjustment described in Section 3.4;

(d)     Six Hundred Thousand Dollars ($600,000) shall be retained by Buyer relative to the Accrued Bonus as described herein. At Closing, Buyer will assume Sellers’ pro-rated portion of the estimated fiscal year 2015 annual recast bonus (the “Accrued Bonus”) which equates to 8/12ths of Eight Hundred Ninety-Five Thousand Dollars ($895,000), or Six Hundred Thousand Dollars ($600,000). To the extent the actual fiscal year 2015 bonus paid by Buyer is less than $895,000, Buyer shall promptly pay Sellers their pro-rated share of the amount by which the actual bonus paid by Buyer to the those employees formerly employed by Sellers at Closing is less than $895,000;

(e)     Three Hundred Thousand Dollars ($300,000) shall be retained by Buyer relative to the Accrued Excess Bonus described herein. At Closing, Buyer will assume the Seller’s accrued excess bonus (the “Accrued Excess Bonus”) of Three Hundred Thousand Dollars ($300,000). The Accrued Excess Bonus shall be utilized by Buyer on a dollar-for-dollar basis, at the sole discretion of Buyer, to pay actual fiscal year 2015 bonus in excess of Eight Hundred Ninety-Five Thousand Dollars ($895,000). Any portion of the Accrued Excess Bonus not paid out by Buyer shall be promptly returned to Sellers.

Section 3.2     Working Capital Adjustment to Purchase Price. The Purchase Price shall be adjusted based on Sellers working capital as follows:

(a)     Estimated Closing Working Capital. Within three (3) business days prior to the Closing date, Sellers will prepare and provide to Buyer an estimate of the Closing Balance Sheet (as defined in Section 3.2(b) below) (the “Estimated Closing Balance Sheet”) based on Sellers’ books, records and other information then available, to determine the Estimated Closing Working Capital, for the purpose of estimating adjustments to the payment of the Purchase Price. For purposes of this Agreement, the “Estimated Closing Working Capital” means the aggregate book value of Sellers’ combined Accounts Receivable, Inventory, Prepaid Expenses (as defined in this Section 3.2(a)) and other current assets included in the Purchased Assets less Sellers’ Assumed Liabilities (as further defined in Section 2.3) (such Estimated Closing Working Capital may be a negative number). For purposes of clarification, Estimated Closing Working Capital will exclude (i) cash and cash equivalents retained by Sellers, (ii) debt which is paid by Sellers, (iii) intercompany accounts receivable and accounts payable, (iv) sales taxes payable, and (v) money owed to or from employees and related parties of Sellers. For purposes of this Agreement, the term “Prepaid Expenses” means Sellers’ collective prepaid expenses, deposits, and other current assets and receivables as identified on Schedule 3.2(a).

At Closing, the Purchase Price and the Closing Purchase Price Payment pursuant to Section 3.1 will be either (1) reduced, dollar-for-dollar, to the extent the Estimated Closing Working Capital is less than Twenty Five Million Eighteen Thousand Dollars ($25,018,000) (the “Target Working Capital”), or (2) increased, dollar-for-dollar, to the extent the Estimated Closing Working Capital exceeds the Target Working Capital.

(b)     Closing Date Working Capital. As promptly as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, Buyer will prepare and deliver to Sellers a balance sheet of Sellers as of the close of business on the Closing Date (the “Closing Balance Sheet”) for the purpose of establishing the Actual Closing Working Capital. For purposes of this Agreement, the “Actual Closing Working Capital” means the aggregate book value of Sellers’ Accounts Receivable, net of allowances for doubtful accounts, Inventory, prepaid expenses and other current assets included in the Purchased Assets less the Assumed Liabilities (such Actual Closing Working Capital may be a negative number) determined from the Closing Balance Sheet. The Closing Balance Sheet shall be accompanied by a reasonably detailed list of variances from the Estimated Closing Balance Sheet. Within ten (10) business days after final determination delivery to Sellers of the Closing Balance Sheet:

(i)     if the Actual Closing Working Capital exceeds both the Estimated Closing Working Capital and the Target Working Capital, Buyer will pay to Sellers the amount by which the Actual Closing Working Capital exceeds the Estimated Closing Working Capital;

(ii)     if the Actual Closing Working Capital exceeds the Estimated Closing Working Capital but is less than the Target Working Capital, Buyer will pay to Sellers the amount of the difference between the Estimated Closing Working Capital and the Actual Closing Working Capital;

(iii)     if the Actual Closing Working Capital is less than both the Estimated Closing Working Capital and the Target Working Capital, Sellers will pay to Buyer the amount of the difference between the Estimated Closing Working Capital and the Actual Closing Working Capital.

Section 3.3     Bases for Determination of Estimated and Actual Closing Working Capital. The calculation of the Estimated Closing Working Capital and the Actual Closing Working Capital will be prepared in accordance and consistent with GAAP. For the avoidance of doubt, Buyer shall use GAAP for purposes of valuing the Purchase Assets and for all other uses following Closing.

Section 3.4     GSP Adjustment to Purchase Price.

(a)     At Closing, Buyer will assume customer payables related to GSP and vendor receivables related to GSP (collectively defined as “GSP Liability”). The GSP Liability is currently estimated to be approximately Three Million Six Hundred Twenty Thousand Nine Hundred Seventy-Four Dollars ($3,620,974) and shall be a reduction from the Cash Portion of the Purchase Price. Details are shown on Section 3.4(a) of the Disclosure Schedule.

(i)     At December 31, 2015, if the GSP Liability is greater than Three Million Six Hundred Twenty Thousand Nine Hundred Seventy-Four Dollars ($3,620,974), Buyer will recalculate GSP Liability based upon vendor receivables collected through December 31, 2015, and customer payables paid through December 31, 2015 and provide a reconciliation of calculation to Seller.

(ii)     If Sellers disagree with reconciliation, Seller will notify Buyers in writing of such disagreement within ten (10) calendar days in writing. If after ten (10) calendar days Seller has not notified Buyer of any disagreement, the GSP Liability shall be immediately payable to Buyer by Sellers and Shareholders within three (3) business days of Sellers’ receipt of written notice from Buyer to extent such GSP Liability exceeds Three Million Six Hundred Twenty Thousand Nine Hundred Seventy-Four Dollars ($3,620,974) and shall not be subject to the terms of Section 9.4(a).

(iii)     Any dispute among the parties regarding the GSP Liability or the reconciliation provided in this Section 3.4 will be submitted to a dispute resolution process substantially similar to the dispute resolution process provided pursuant to Section 3.5 of this Agreement.

Section 3.5     Procedures for Resolving Closing Balance Sheet Disputes. If Sellers disagree with Buyer’s determination of any item on the Closing Balance Sheet, Sellers will notify Buyer in writing of such disagreement within sixty (60) calendar days after Buyer’s delivery of the Closing Balance Sheet to Sellers, with such notice setting forth the basis for such disagreement in reasonable detail (a “Notice of Disagreement”). During the sixty (60) calendar days’ period following delivery by Sellers to Buyer of a Notice of Disagreement, the Parties will seek in good faith to resolve in writing any differences which the Parties have with respect to the matters specified in the Notice of Disagreement, but if they cannot agree within that sixty (60) day period, the Parties will submit such disagreement to a national firm of certified public accountants mutually agreeable to the Parties (the “Accounting Firm”) for review and resolution of all disagreement, but only such disagreement that remains in dispute and were identified in requisite detail in the Notice of Disagreement. The costs and fees of the Accounting Firm will be paid by the Party which does not substantially prevail in the resolution of the dispute. The resolution issued by Accounting Firm will be final, conclusive and binding on the Parties.

Section 3.6     Allocation of Consideration. The Cash Portion of the Purchase Price shall be allocated by Buyer and Seller pursuant to Schedule 3.6 hereto. The allocation shall be used for all purposes, including preparation and filing of Internal Revenue Service Form 8594 with respect to the transactions contemplated hereby.

Section 3.7     Warranty Claims. Seller provides all warranty claims accrued as of the Closing Date on attached Schedule 3.7. Buyer agrees to perform warranty claims for any product sold by Sellers prior to the Closing Date, or in finished goods inventory on the Closing Date, for a period of two (2) year following the Closing Date.  Performance of warranty claims shall be according to Sellers’ customary warranty, which covers a refund of purchase price for defects in workmanship and material.  The Buyer’s responsibility for the warranty claim payments does not apply to the indemnification threshold in Section 9.4(a).

Section 3.8     Physical Inventory. It is acknowledged that the Sellers have conducted a physical inventory as of the close of business on August 28, 2015 in contemplation of the transactions contemplated hereby, at which physical inventory Buyer or its agents were present and observed the work conducted by the Sellers in connection with such physical inventory.

ARTICLE IV- CLOSING

Section 4.1     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Barnes & Thornburg, LLP, 121 West Franklin Street, Suite 200. Elkhart, Indiana on September 1, 2015, provided, however, that all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

Section 4.2     Closing Deliverables.

(a)     At the Closing, Sellers shall deliver to Buyer the following:

(i)     a bill of sale in the form of Exhibit B hereto (the "Bill of Sale") and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)     an assignment and assumption agreement in the form of Exhibit C hereto (the "Assignment and Assumption Agreement") and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)     an assignment in the form of Exhibit D hereto (the "Intellectual Property Assignments") and duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)     Commercial Lease Agreements, each in a form and substance satisfactory to Buyer (the "Commercial Lease Agreement"), duly executed by North American Associates, Inc. and The Wiley Company respectively;

(v)     an assignments of lease, in a form and substance satisfactory to Buyer (each an “Assignment of Lease”), duly executed by each of Beck Real Estate Corporation and Midwest Timber Inc. respectively;

(vi)     the Sellers’ Closing Certificate;

(vii)     the certificates of the Secretary or Assistant Secretary of Sellers required by Section 8.2(j) and Section 8.2(k);

(viii)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(ix)     employment agreements (each an “Employment Agreement”), each in a form and substance satisfactory to Buyer, having been executed by Brett Lamont and Andrew Clark (a/k/a Drew Clark).

(b)     At the Closing, Buyer shall deliver to Sellers the following:

(i)     the Purchase Price less the Working Capital Holdback;

(ii)     the Assignment and Assumption Agreement duly executed by Buyer;

(iii)     the Commercial Lease Agreements duly executed by Buyer;

(iv)     the Assignments of Leases duly executed by Buyer;

(v)     the Employment Agreements;

(vi)     the Buyer Closing Certificate; and

(vii)     the certificates of the Secretary or Assistant Secretary of Buyer required by Section 8.3(g) and Section 8.3(h).

ARTICLE V – REPRESENTATIONS AND WARRANTIES
OF SELLERS, SHAREHOLDERS AND MEMBER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, Shareholders and Member, jointly and severally, represent and warrant to Buyer that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.1     Organization and Qualification of Sellers. NAFP is a corporation duly organized, validly existing under the Laws of the state of Indiana, and NAM is a limited liability company duly organized, validly existing under the Laws of the state of Indiana. Sellers have full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 5.1 of the Disclosure Schedules sets forth each jurisdiction in which Sellers are licensed or qualified to do business, and Sellers are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 5.2     Authority of Sellers. Sellers have full power and authority to enter into this Agreement and the other Transaction Documents to which Sellers are parties, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are parties, the performance by Sellers of its obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or company action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with its terms. When each other Transaction Document to which Sellers are or will be parties has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute legal and binding obligations of Sellers enforceable against them in accordance with its terms.

Section 5.3     No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, organization, by-laws, operating agreement or other organizational documents of Sellers, as applicable; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, the Business or the Purchased Assets; (c) except as set forth in Section 5.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Sellers are parties, individually or collectively, or by which Sellers or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 5.4     Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2012, 2013 and 2014 and the related statements of income and retained earnings, stockholders' or member’s equity and cash flow for the years then ended (the "Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Business as at August 1, 2015 and the related statement of income for the seven-month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present [in all material respects] the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2014 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Business as of August 1, 2015 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". Sellers maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 5.5     Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 5.6     Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     declaration or payment of any dividends or distributions on or in respect of any of Sellers’ capital stock or membership units, as applicable, or redemption, purchase or acquisition of Sellers’ capital stock or membership units, as applicable;

(c)     material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)     material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)     entry into any Contract that would constitute a Material Contract;

(f)     incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)     transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h)     cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)     material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)     acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)     material capital expenditures which would constitute an Assumed Liability;

(m)     imposition of any Encumbrance upon any of the Purchased Assets;

(n)     Except as disclosed to Buyer on a report of Sellers’ wages, bonuses, compensation programs and benefits provided to Buyer by Sellers on or about July 11, 2015, (i) grant of any bonuses whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(o)     hiring or promoting any person as or to (as the case may be) to an executive position with Sellers except to fill a vacancy in the ordinary course of business;

(p)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(r)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)     except as disclosed on Section 5.6(s) of the Disclosure Schedules, purchases of Inventory or supplies in the ordinary course of business consistent with past practice, purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term) without notice to and the express written consent of Buyer, which consent shall not be unreasonably withheld;

(t)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.7     Material Contracts.

(a)     Section 5.7(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Sellers, individually or collectively, are parties or by which they are bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 5.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 5.11(b) of the Disclosure Schedules, being "Material Contracts"):

(i)     all Contracts involving aggregate consideration in excess of $20,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) calendar days' notice;

(ii)     all Contracts that require Sellers to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;

(iii)     all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)     all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)     Except for Legacy Capital Advisors, LLC, all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) calendar days' notice;

(vii)     except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)     all Contracts with any Governmental Authority ("Government Contracts");

(ix)     all Contracts that limit or purport to limit the ability of Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)     all joint venture, partnership or similar Contracts;

(xi)     all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)     all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)     all collective bargaining agreements or Contracts with any Union; and

(xiv)     all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 5.7.

(b)     Each Material Contract is valid and binding on Sellers, individually or collectively, as applicable, in accordance with its terms and is in full force and effect. None of Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 5.8     Title to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(a)     those items set forth in Section 5.8 of the Disclosure Schedules;

(b)     liens for Taxes not yet due and payable;

(c)     mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e)     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 5.9     Condition and Sufficiency of Assets. To the best knowledge and information of Sellers, on the Closing Date, except as set forth in Section 5.9 of the Disclosure Schedules, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in normal operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 5.10     Real Property.

(a)     Sellers hold title to no real property.

(b)     Section 5.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold, individually and collectively, any Leased Real Property (collectively, the "Leases"). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)     such Lease is valid, binding, enforceable and in full force and effect, and Sellers enjoy peaceful and undisturbed possession of the Leased Real Property;

(ii)     Sellers are not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers have paid all rent due and payable under such Lease;

(iii)     Sellers have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)     Sellers have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)     Sellers have not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)     Sellers have not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to [materially and] adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)     The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 5.11     Intellectual Property.

(a)     Section 5.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)     Section 5.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Sellers have provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Sellers in accordance with its terms and is in full force and effect. None of Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)     Except as set forth in Section 5.11(c) of the Disclosure Schedules, Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owners of all right, title and interest in and to the Intellectual Property Assets, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Sellers have entered into binding, written agreements with every current and former employee of Sellers, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Sellers any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Sellers’ exclusive ownership of all Intellectual Property Assets. Sellers have provided Buyer with true and complete copies of all such agreements.

(d)     The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)     Sellers’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. Sellers have taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)     The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Sellers, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)     There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Sellers in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Sellers’ rights with respect to any Intellectual Property Assets; or (iii) by Sellers or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Sellers are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 5.12     Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers. Disclosure, Schedule 5.12 sets forth certain agreed to matters that might be considered outside the normal and ordinary course of business or GAAP.

Section 5.13     Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof up to Closing (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) days after billing to the best Knowledge and information of Sellers. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Disclosure, Schedule 5.13 sets forth certain agreed to matters that might be considered outside the normal and ordinary course of business or GAAP.

Section 5.14     Customers and Suppliers.

(a)     Section 5.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to $200,000 for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 5.14(a) of the Disclosure Schedules, Sellers have not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)     Section 5.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 5.14(b) of the Disclosure Schedules, Sellers have not received any notice, and have no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 5.15     Insurance. Section 5.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since January 1, 2014. Except as set forth on Section 5.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily owned by Seller.

Section 5.16     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 5.16(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 5.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Sellers are in compliance with the terms of each Governmental Order set forth in Section 5.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 5.17     Compliance With Laws; Permits.

(a)     Except as set forth in Section 5.17(a) of the Disclosure Schedules, Sellers have been in material compliance, and are now materially complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)     All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.17(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 5.17(b) of the Disclosure Schedules.

Section 5.18     Environmental Matters.

(a)     The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. Sellers have not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     Sellers have obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 5.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and Sellers are not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Sellers are not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)     None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)     There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business, and Sellers have not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Sellers in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.

(e)     Section 5.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Sellers in connection with the Business or the Purchased Assets.

(f)     Section 5.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers and any predecessors in connection with the Business or the Purchased Assets as to which Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Sellers have not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers.

(g)     Sellers have not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)     Sellers have provided or otherwise made available to Buyer and listed in Section 5.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)     Sellers are not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)     Sellers own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 5.18(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Sellers are not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

(k)     With respect to the presence of two diesel fuel underground storage tanks (“USTs”) located on or about 27263 May Street and/or at 69700, 69708 and 69764 Kraus Road in Ontwa Township of Cass County in Edwardsburg, Michigan (the “Subject Property”), (i) the USTs are now and have been in compliance with all Environmental Law of and pertaining to any and all permitting, testing, maintenance and other actions necessary to use and maintain such USTs; and (ii) there have been no releases of Hazardous Substances at the Subject Property.

(l)     No trichloroethylene (“TCE”) or xylene or any other Hazardous Substance associated with CERCLIS NFRAP Listing, EPA ID: MID981001753 either in the operation of its Business or for any other purpose.

Section 5.19     Employee Benefit Matters.

(a)     Section 5.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, unit, stock-based or unit-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 5.19(a) of the Disclosure Schedules, each, a "Benefit Plan"). Sellers have separately identified in Section 5.19(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (a "Non-U.S. Benefit Plan").

(b)     With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)     Except as set forth in Section 5.19(c) of the Disclosure Schedules, and to the Knowledge of Sellers each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms in all material respects and is in compliance with all applicable Laws (including ERISA and the Code and any applicable local Laws) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is a prototype plan, and to the Knowledge of Sellers may rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan to Sellers’ Knowledge. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Sellers or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 5.19(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)     Neither Sellers nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)     Seller has no Multiemployer Plan and has never had a Multiemployer Plan. Seller has no Defined Benefit Plan and has never maintained a Defined Benefit Plan or other Plan subject to minimum funding standards under the Code or ERISA.

(f)     Except as set forth in Section 5.19(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)     Except as set forth in Section 5.19(g) of the Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)     There has been no amendment to, announcement by Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Sellers nor any of their Affiliates have any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)     To Sellers’ Knowledge each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)     Except as disclosed to Buyer in a report of Sellers’ wages, bonuses, compensation programs and benefits provided to Buyer on or about July 11, 2015, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 5.20     Employment Matters.

(a)     Section 5.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); and (iii) hire date. Seller disclosed to Buyer a report of Sellers’ wages, bonuses, compensation programs and benefits provided to Buyer by Sellers on or about July 11, 2015. Except as set forth in Section 5.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.

(b)     Except as set forth in Section 5.20(b) of the Disclosure Schedules, Sellers are not, and have not been either individually or collectively for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Sellers, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business. Sellers have no duty to bargain with any Union.

(c)     To the best of Sellers’ Knowledge, Sellers are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 5.20(c), there are no Actions against Sellers, individually or collectively, pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)     Sellers have complied in all material respects with the WARN Act, and it has no plans to undertake any action before the Closing Date that would trigger the WARN Act.

(e)     With respect to each Government Contract, Sellers are and have been in compliance with Executive Order No. 11246 of 1965 ("E.O. 11246"), Section 503 of the Rehabilitation Act of 1973 ("Section 503") and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 ("VEVRAA"), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Sellers are not, and have not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Sellers have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 5.21     Taxes. Except as set forth in Section 5.21 of the Disclosure Schedules:

(a)     All Tax Returns with respect to the Business required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d)     All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e)     Sellers, either individually or collectively, are not party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)     There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)     Sellers are not a "foreign persons" as that term is used in Treasury Regulations Section 1.1445-2.

(h)     Sellers are not, and have not been, either individually or collectively, party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)     None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 5.22     Brokers. Except for Legacy Capital Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 5.23     Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI – REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.1     Organization of Buyer. Buyer is a corporation duly organized, validly existing the Laws of the state of Indiana.

Section 6.2     Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 6.3     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 6.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 6.4     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 6.5     Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 6.6     Legal Proceedings. Except as set forth in Section 6.6 of the Disclosure Schedules, there are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 6.7     WARN Act. Buyer shall comply in all material respects with the WARN Act, and has no plans to undertake any action on or after the Closing Date that would trigger the WARN Act.

ARTICLE VII - COVENANTS

Section 7.1     Conduct of Business Prior to the Closing. From August 1, 2015 until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers have (x) conducted the Business in the ordinary course of business consistent with past practice; and (y) used reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)     preserved and maintained all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)     paid the debts, Taxes and other obligations of the Business when due;

(c)     continued to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)     maintained the properties and assets included in the Purchased Assets consistent with past practice, subject to reasonable wear and tear;

(e)     continued in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)     defended and protected the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)     performed all of its obligations under all Assigned Contracts;

(h)     maintained the Books and Records in accordance with past practice;

(i)     complied in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)     not taken or permitted any action that would cause any of the changes, events or conditions described in Section 5.6 to occur.

Section 7.2     Access to Information. Sellers have (a) afforded Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnished Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instructed the Representatives of Sellers to cooperate with Buyer in its investigation of the Business. No investigation having been conducted by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 7.3     Notice of Certain Event.

(a)     Sellers have promptly notified Buyer in writing of:

(i)     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied;

(ii)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)     any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)     Buyer's receipt of information pursuant to this Section 7.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 9.2) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 7.4     Employees and Employee Benefits.

(a)     The parties hereby agree that, immediately following the Closing, the employment of all employees of the Sellers shall be terminated by Sellers and that, contemporaneously with such termination, Buyer shall offer employment to any and all such employees under such terms and conditions as will ensure that the WARN Act will not be triggered and that no obligations thereunder will be imposed upon Sellers.

(b)     Sellers are solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay or accrue all such amounts to all entitled persons on or prior to the Closing Date.

(c)     Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, provided that such claims related to events occurring prior to the Closing Date. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business, provided that such claims relate to events occurring prior to the Closing Date. Sellers shall have paid, or will cause to be paid, all such amounts to the appropriate persons as and when due.

With respect to Sellers health plan, the health plan has been amended so that the Buyer shall assume the health plan effective as of September 1 at 12:00 a.m. Eastern. Buyer shall be responsible for all claims under the health plan which arise or relate to events occurring on or after the Closing Date. Seller is retaining its account number 23600 (Accrued Medical Expenses) and this account is not being assumed by the Buyer in order to pay claims arising or incurred on or before the Closing Date.

In addition, Buyer is assuming for claims incurred on or after the first day after the Closing Date, Seller’s Aflac, Dental, Vision and Life Plans and those plans shall be amended and assumed to transition the Seller’s employees post-Closing until December 31, 2015, at which time these plans will be terminated by the Buyer.

(d)     Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyer's plan, all transferred account balances from Sellers’ plan(s) shall become fully vested.

(e)     Each employee of the Sellers who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer; provided, however, that the terms and conditions of employment applicable to each employee of the Sellers who becomes employed by Buyer shall be such that the WARN Act will not be triggered and that no obligations thereunder will be imposed upon the Sellers.

Section 7.5     Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.6     Non-competition; Non-solicitation.

(a)     For purposes of this Section 6.6, NAFP, NAM, Shareholders or Member shall be referred to individually and collectively as the “Restricted Parties.” For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), none of the Restricted Parties, either individually or collectively, shall, nor shall him/her or it permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Restricted Parties may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Restricted Parties are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. If a court of competent jurisdiction determines that the Restrictive Period is unenforceable, the Restrictive Period shall be defined as a four (4) year period commencing on the Closing Date. If, however, a court of competent jurisdiction determines that the Restrictive Period is unenforceable, the Restrictive Period shall be defined as a three (3) year period commencing on the Closing Date. If, however a court of competent jurisdiction determines that the Restrictive Period is unenforceable, the Restrictive Period shall be defined as a two (2) year period commencing on the Closing Date. If, however, a court of competent jurisdiction determines that the Restrictive Period is unenforceable, the Restrictive Period shall be defined as a one (1) year period commencing on the Closing Date. Notwithstanding anything contained herein to the contrary the restricted period for Mark A. McDowell, Ronald M. Hardin, and Chad Bosscher shall be for a period of two (2) years commencing on the Closing Date.

(b)     During the Restricted Period, the Restricted Parties shall not, and shall not permit any of his/her/its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 7.4(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.6(b) shall prevent the Restricted Parties or any of his/her/its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)     The Restricted Parties acknowledges that a breach or threatened breach of this Section 7.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Restricted Parties of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)     The Restricted Parties acknowledges that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.7     Governmental Approvals and Consents.

(a)     Each party hereto shall have (i) made, or caused to be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) used reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall have cooperated fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not have willfully taken any action that have or will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     Sellers and Buyer used reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.3 and Section 6.3 of the Disclosure Schedules.

(c)     Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto used all reasonable best efforts to:

(i)     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)     in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)     Notwithstanding the foregoing, nothing in this Section 7.7 shall have required, or can be construed to have required, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.8     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(ii)     upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Sellers shall:

(i)     retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c)     Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.8 where such access would violate any Law.

(d)     At the end of the period herein, Buyer shall redeliver said records to Seller at Seller’s cost, if requested in writing by Seller not less than ninety-days (90) prior to the extinguishment of said seven (7) years.

Section 7.9     Closing Conditions. Each party hereto used reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 7.10     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.11     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 7.12     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VIII – CONDITIONS TO CLOSING

Section 8.1     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)     Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.3, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 8.2     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Sellers contained in Section 5.1, Section 5.2, Section 5.4 and Section 5.22, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date. The representations and warranties of Sellers contained in Section 5.1, Section 5.2, Section 5.4 and Section 5.22 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     No Action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     All approvals, consents and waivers that are listed on Section 5.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)     At any time prior to Closing, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)     Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents, including this Agreement, and such other documents and deliveries set forth in Section 4.2(a).

(g)     Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(h)     All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the "Seller Closing Certificate").

(j)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l)     Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.3     Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Buyer contained in Section 6.1, Section 6.2 and Section 6.4, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 6.1, Section 6.2 and Section 6.4 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)     All approvals, consents and waivers that are listed on Section 6.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e)     Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 4.2(b).

(f)     Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the "Buyer Closing Certificate").

(g)     Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)     Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)     Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX - INDEMNIFICATION

Section 9.1     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing, and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 5.1, Section 5.2, Section 5.8, Section 5.18(k), Section 5.18(l), Section 5.19, Section 5.21, Section 5.22, Section 6.1, Section 6.2 and Section 6.4 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The covenants contained in Section 7.5 and Section 7.6 shall survive for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.2     Indemnification By Sellers, Shareholders and Member. Subject to the other terms and conditions of this Article IX, Sellers, Shareholders and Member, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(c)     any Excluded Asset or any Excluded Liability; or

(d)     any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

(e)     notwithstanding anything contained herein to the contrary a breach of Section 7.6 shall result in liability and a claim of damages only against the breaching party and not against any of the remaining non-breaching parties to said Section 7.6.

Section 9.3     Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of Sellers, Shareholders, Member and Affiliates thereof and their respective Representatives (collectively, the "Sellers’ Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers’ Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)     any Assumed Liability.

Section 9.4     Certain Limitations. The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)     Sellers, Shareholders, and the Member shall not be liable, jointly or severally, to the Buyer Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds Two Hundred Thousand Dollars ($200,000) (the "Basket"), in which event Sellers, Shareholders and Member shall be required to pay or be liable for all such Losses in excess of Two Hundred Thousand Dollars ($200,000). The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 9.2(a) shall not exceed Fifteen Million Dollars ($15,000,000) (the "Cap").

(b)     Buyer shall not be liable to the Sellers’ Indemnitees for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.3(a) shall not exceed the Cap; except for all payments due hereunder.

(c)     Notwithstanding the foregoing, the limitations set forth in Section 9.4(a) and Section 9.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.1, Section 5.2, Section 5.8, Section 5.18(k), Section 5.18(l), Section 5.19(j), Section 5.20(a), Section 5.22, Section 6.1, Section 6.2 and Section 6.4, the covenants set forth in Section 3.4, Section 7.5, and Section 7.6, or fraud and/or intentional omission or intentional misrepresentation with respect to any representation or warranty of Sellers, Shareholders or the Member.

(d)     For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.5     Indemnification Procedures. The party making a claim under this Article IX is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article IX is referred to as the "Indemnifying Party".

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.6     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 9.7     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.8     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Part, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was might inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.2 or Section 8.3, as the case may be.

Section 9.9     Exclusive Remedies. Subject to Section 7.6 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE X - MISCELLANEOUS

Section 10.1     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred and Sellers shall pay all amounts payable to Legacy Capital Advisors, LLC.

Section 10.2     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Sellers:	17368 CR 10 Bristol, IN 46507 Facsimile:[FAX NUMBER] E-mail: [E-MAIL ADDRESS] Attention:Bob Wiley

with a copy to:	Sanders • Pianowski, LLP 300 Riverwalk Drive Elkhart, IN 46516 Facsimile:(574) 294-7277 E-mail: mpianowski@riverwalklaw.com Attention:Michael A. Pianowski

If to Buyer:	Patrick Industries, Inc. Facsimile:574.524.7704 E-mail: nemetha@patrickind.com Attention:Andy Nemeth, EVP Finance & Chief Financial Officer

with a copy to:	Barnes & Thornburg LLP Facsimile:574.296.2535 E-mail: timothy.weaver@btlaw.com Attention:Timothy A. Weaver, Esq.

Section 10.3     Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.4     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.6(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.6     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, except to Seller’s Shareholders or Member, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries]. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.8     No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF SOUTH BEND, INDIANA OR COURTS OF THE STATE OF INDIANA LOCATED IN THE CITY OF ELKHART AND COUNTY OF ELKHART, INDIANA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

Patrick Industries, Inc.

By:          /s/ Todd M. Cleveland

Todd M. Cleveland, President and Chief Executive Officer

SELLERS:

North American Forest Products, Inc.

By: /s/ John R. Wiley II

Printed Name:  John R. Wiley II

Title: President

North American Moulding, LLC

By: /s/ John R. Wiley II

Printed Name:   John R. Wiley II

Title: President

SHAREHOLDERS (of North American Forest Products, Inc.):

/s/ John R. Wiley II                                                          /s/ Mark A. McDowell

John R. Wiley II                                                                Mark A. McDowell

ASSET PURCHASE AGREEMENT

SIGNATURE PAGE

Brett E. Lamont Trust

By: /s/ Brett E. Lamont	By: /s/ Ronald M. Hardin
Brett E. Lamont, Trustee	Ronald M. Hardin

Chad Bosscher Trust

By: /s/ Andrew J. Clark	By: /s/ Chad Bosscher
Andrew J. Clark	Chad Bosscher, Trustee

MEMBER (of North American Moulding, LLC):

/s/ John R. Wiley II

North American Forest Products, Inc.

By: John R. Wiley II, Member

SHAREHOLDERS’ AND MEMBER’S REPRESENTATIVE:

/s/ John R. Wiley II

John R. Wiley II

ASSET PURCHASE AGREEMENT

SIGNATURE PAGE